[LETTERHEAD OF KPMG LLP]

Consent of Independent Registered Public Accounting Firm

The Board of Directors
IGIA, Inc.:

We consent to the use of our report dated May 12, 2004, with respect to the balance sheets of Tactica International, Inc., as of February 29, 2004 and February 28, 2003, and the related statements of operations, stockholders’ deficit, and cash flow for the years ended included herein and to the reference of our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

El Paso, Texas
April 12, 2005